Exhibit 10.4
INTERDIGITAL, INC.
TERM SHEET FOR RESTRICTED STOCK UNITS
(Performance-Based)

InterDigital, Inc. (the “Company”), hereby grants to Grantee named below the number of restricted stock units specified below (the “Award”), upon the terms and subject to the conditions set forth in this Term Sheet, the Plan specified below (the “Plan”), and the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under the Plan and provided to Grantee, each as amended from time to time. Each restricted stock unit subject to this Award represents the right to receive one share of the Company’s Common Stock, subject to the conditions set forth in this Term Sheet, the Plan, and the Standard Terms and Conditions. This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions. Capitalized terms not defined herein have the meanings set forth in the Plan, or the Standard Terms and Conditions.

Plan:                    The Company’s 2009 Stock Incentive Plan

Name of Grantee:            _________________________________________

Grant Number:            _________________________________________

Grant Date:                _________________________________________

Number of restricted stock units:    _________________________________________

Vesting Schedule:
The Award vests on _________________________________________, if at all, subject to Grantee’s continued employment through such date and the achievement, as certified by the Compensation Committee of the Board, of the performance goals and parameters set forth in the Standard Terms and Conditions and Exhibit A attached thereto, provided that the Award may vest earlier pursuant to the Standard Terms and Conditions (the date on which all or a portion of the Award vests, the “Vesting Date”).

Accelerated Vesting:	Notwithstanding the Vesting Schedule above, the Award may be subject to accelerated vesting as set forth in Section 4 of the Standard Terms and Conditions.

By accepting this Term Sheet, Grantee acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of this Term Sheet, the Plan, and the Standard Terms and Conditions.

INTERDIGITAL, INC.
STANDARD TERMS AND CONDITIONS FOR RESTRICTED STOCK UNITS
(Performance-Based)
These Standard Terms and Conditions apply to any Award of restricted stock units granted to employees of the Company under the InterDigital, Inc. 2009 Stock Incentive Plan (the “Plan”), as amended or modified from time to time, which are evidenced by a Term Sheet (as defined below) for performance-based restricted stock units or an action of the Administrator that specifically refers to these Standard Terms and Conditions.
1.Definitions. Capitalized terms not defined herein shall have the meanings set forth in the Term Sheet, or the Plan. As used herein:
(a)“Account” means a bookkeeping account reflecting Grantee’s interest in restricted stock units.
(b)“Cause” has the meaning set forth in Grantee’s employment agreement (in existence at the time of determination), or, if no such agreement or definition exists, means: (i) willful and repeated failure of Grantee to perform substantially his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) a Grantee’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company or an affiliate; (iii) willful misconduct or gross negligence by Grantee in connection with his or her employment; (iv) unsatisfactory job performance; or (v) a Grantee’s breach of any material obligation or duty owed to the Company or an affiliate.
(c)“Change in Control” has the definition give to such term in the Plan.
(d)“Disability” means: (i) a disability entitling Grantee to long-term disability under the applicable long-term disability plan of the Company (or an affiliate if employee is employed by such affiliate); or (ii) if Grantee is not covered by such a plan, a physical or mental condition or illness that renders Grantee incapable of performing his or her duties for a total of 180 days or more during any consecutive 12-month period.
(e)“Dividend Equivalent” means credits arising in respect of dividends paid on Shares, as described in Section 6 herein.
(f)“Good Reason” has the meaning set forth in Grantee’s employment agreement (in existence at the time of determination), or, if no such agreement or definition exists, means any of the following events, occurring without Grantee’s prior written consent: (i) any material reduction in Grantee’s base salary (other than a proportionate reduction in salary which is applied to a majority of the Company’s employees); (ii) a material diminution of Grantee’s duties or responsibilities within the Company; and (iii) a relocation of Grantee’s primary work location (or office), or the Company’s primary place of operation, by a distance of more than 50 miles. Notwithstanding the foregoing, Good Reason shall only exist if Grantee shall have provided the Company with written notice within 90 days of the initial occurrence of any of the foregoing events or conditions, and the Company or any successor or affiliate fails to eliminate the conditions constituting Good Reason within 30 days after receipt of written notice of such event or condition from Grantee. Grantee’s resignation from employment with the Company for Good Reason must occur within 6 months following the initial occurrence of one of the foregoing events or conditions.
(g) “Restricted Period” means the period beginning on the Grant Date and ending on the target Vesting Date.
(h)“Vesting Date” has the definition given to such term in the Term Sheet.

2.Grant of Restricted Stock Units.
(a)The Company has granted to Grantee named in the Term Sheet provided to said Grantee herewith (the “Term Sheet”) an award of a number of restricted stock units (the “Award”) specified in the Term Sheet. Each restricted stock unit represents the right to receive one share of the Company’s Common Stock, upon the terms and subject to the conditions set forth in the Term Sheet, these Standard Terms and Conditions and the Plan, each as amended from time to time. For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to the Company shall, unless the context requires otherwise, include a reference to any Subsidiary.
(b)The Company shall maintain an Account for Grantee reflecting the maximum number of restricted stock units credited to Grantee hereunder.
3.Restrictions on Restricted Stock Units. Subject to the terms and conditions set forth herein, in the Term Sheet and in the Plan, Grantee shall not be permitted to sell, transfer, pledge or assign the Award or the Shares subject to the Award except by will or by the laws of descent and distribution. No such transfer occurring as a result of Grantee’s death shall be effective to bind the Company unless the Administrator shall have been furnished with a copy of the applicable will or such other evidence as the Administrator may deem necessary to establish the validity of the transfer.
4.Vesting and Forfeiture.
(a)The Award shall not be vested as of the Grant Date set forth in the Term Sheet and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Term Sheet and these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions, the Term Sheet and the Plan, the Award shall become vested as described in the Vesting Schedule of the Term Sheet, subject to the achievement of the performance goals and parameters set forth in Exhibit A attached hereto (“Exhibit A”); provided that the Grantee remains continuously employed by the Company through the Vesting Date and also through the date settlement occurs. Each restricted stock unit credited under Section 6 in respect of Dividend Equivalents shall vest at the time of vesting of the portion of the Award that gives rise, directly or indirectly, to such Dividend Equivalent.
(b)Except as set forth in Sections 4(c) and 4(d) hereof, upon the date Grantee’s employment with the Company terminates for any reason, the then unvested portion of the Award shall be forfeited by Grantee and cancelled and surrendered to the Company without payment of any consideration to Grantee.
(c)If Grantee’s employment with the Company ceases due to death, Disability or termination by the Company without Cause, in each case, at any time after the second anniversary of the Grant Date and prior to the Vesting Date, Grantee will become vested, if at all, in a pro rata portion of his or her Award. The pro-rata portion will be determined by multiplying the number of restricted stock units that would have otherwise become vested according the goals and parameters set forth in Exhibit A (based on actual performance over the performance period), by a fraction equal to the portion of the Restricted Period that has transpired prior to such cessation of employment.
(d)In the event of a Change in Control, the performance goals and parameters set forth in Exhibit A will be deemed earned at Target as of the effective date of the Change in Control; however, the Award will remain subject to any employment-based vesting conditions. Notwithstanding anything in Section 4(c) to the contrary, if Grantee’s employment with the Company ceases within one year following a Change in Control due to either (i) a termination by the Company without Cause (and other than by reason of Grantee’s death or Disability) or (ii) upon Grantee’s resignation for Good Reason, then, in each case, Grantee will become vested in 100% of the Award.
(e)Settlement for restricted stock units that become vested pursuant to Section 4(c) or Section 4(d), will occur, subject to the terms of the Plan, as set forth in Section 5, below.
5.Settlement. Each restricted stock unit credited hereunder (including restricted stock units credited in respect of Dividend Equivalents) will be settled by the delivery of one share of Common

Stock (subject to adjustment under Section 12 of the Plan). Settlement will occur as soon as practicable following (i) both scoring by the Administrator of the goals and parameters set forth in Exhibit A and passage of the Vesting Date or (ii) if applicable, the date of the termination of employment, but in each case, in no event later than the first March 15 following the Vesting Date.
6.Dividend Equivalents and Adjustments. Dividend Equivalents shall be credited on the restricted stock units subject to this Award (other than restricted stock units that, at the relevant record date, previously have been settled or forfeited) in accordance with this Section 6:
(a)Cash Dividends. If the Company declares and pays a dividend or distribution on its Shares in the form of cash, then a number of additional restricted stock units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of restricted stock units credited to the Account as of the record date for such dividend or distribution, multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share as of such payment date.
(b)Non‑Cash Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of property other than Shares, then a number of additional restricted stock units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of restricted stock units credited to the Account as of the record date for such dividend or distribution, multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share as of such payment date.
(c)Stock Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of additional Shares, then a number of additional restricted stock units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of restricted stock units credited to the Account as of the record date for such dividend or distribution or split, multiplied by the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share.
7.Other Terms Relating to Restricted Stock Units.
(a)The number of restricted stock units credited to a Grantee’s Account shall include fractional restricted stock units calculated to at least three decimal places, unless otherwise determined by the Administrator. Upon settlement of restricted stock units, Grantee shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such restricted stock units.
(b)It shall be a condition to the Company’s obligation to issue and deliver Shares in settlement of the restricted stock units that Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold federal, state, or local income or other taxes. If the amount required is not paid, the Company may refuse to deliver the Shares in settlement of the restricted stock units until such amount is paid. The Administrator may, in its discretion, permit a Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) to pay all or a portion of the amount required by the Company for such tax withholding, at such time and in such manner as the Administrator shall deem to be appropriate, including, (i) by paying cash, (ii) by authorizing the Company to withhold from the Shares to be delivered in settlement, (iii) by agreeing to surrender to the Company on or about the date such tax liability is determinable, Shares having a Fair Market Value on such date equal to the amount of such tax liability or a specified portion of such tax liability, or (iv) by allowing Grantee to sell a sufficient number of such Shares otherwise deliverable to Grantee through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Administrator in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by withholding Shares otherwise deliverable to

Grantee and, until determined otherwise by the Company, this will be the method by which such tax withholding obligations are satisfied.
8.Rights as Stockholder. Excepts with respect to Dividend Equivalents as set forth herein, Grantee will not be entitled to any privileges of ownership of the shares of Common Stock (including, without limitation, any voting rights) underlying the Award (whether or not vested) unless and until shares of Common Stock are actually delivered to Grantee hereunder.
9.Absence of Tax Gross-Up Payment. There shall be no tax gross-up on the restricted stock units.
10.Notices. Any notice to the Company shall be made in care of the Administrator to the office of the General Counsel, at the Company’s main office in Wilmington, Delaware. All notices shall be deemed to have been given when hand-delivered or mailed, first class postage prepaid, and shall be irrevocable once given.
11.Securities Laws. The Administrator may from time to time impose any conditions on the restricted stock units (or the underlying Shares) as it deems necessary or advisable to comply with applicable securities laws.
12.Award Not to Affect Employment. The award granted hereunder shall not confer upon Grantee any right to continue employment with the Company.
13.Section 409A.
(a)Payments contemplated with respect to the Award are intended to comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) (including the provisions for exceptions or exemption from Section 409A), and all provisions of the Plan, the Term Sheet and these Standard Terms and Conditions shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, (i) nothing in the Plan, the Term Sheet and these Standard Terms and Conditions shall guarantee that the Award is not subject to taxes or penalties under Section 409A and (ii) if any provision of the Plan, the Term Sheet or these Standard Terms and Conditions would, in the reasonable, good faith judgment of the Company, result or likely result in the imposition on Grantee or any other person of taxes, interest or penalties under Section 409A, the Administrator may, in its sole discretion, modify the terms of the Plan, the Term Sheet or these Standard Terms and Conditions, without the consent of Grantee, in the manner that the Administrator may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such taxes, interest or penalties; provided, however, that this Section 13 does not create an obligation on the part of the Administrator or the Company to make any such modification. Each issuance or transfer of vested shares of Common Stock shall be deemed a separate payment for purposes of Section 409A.
(b)Neither Grantee nor any of Grantee’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable with respect to the Award to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Grantee or for Grantee’s benefit with respect to the Award may not be reduced by, or offset against, any amount owing by Grantee to the Company.
(c)Notwithstanding anything to the contrary contained herein, if the Administrator determines in good faith that the Awards do not qualify for the “short-term deferral exception” under Section 409A, (i) (x) if Grantee is a “specified employee” (as defined in Section 409A) and (y) a delay in the issuance or transfer of vested shares of Common Stock to Grantee or his or her estate or beneficiaries hereunder by reason of Grantee’s “separation from service” (as defined in Section 409A) with the Company or any of its subsidiaries or affiliates is required to avoid tax penalties under Section 409A but is not already provided for by this Award, the Company shall cause the issuance or transfer of such vested shares of Common Stock to Grantee or Grantee’s estate or beneficiary upon the earlier of (A) the date that is the first business day following the date that is six months after the date of

Grantee’s separation from service or (B) Grantee’s death and (ii) for purposes hereof, a Change in Control shall not have occurred unless such Change in Control is a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as determined in accordance with Section 409A, and, if a Change in Control has not occurred as a result of the application of this clause (ii) of this Section 13(c), the issuance or transfer of any vested shares of Common Stock shall occur on the date of Grantee’s separation from service as determined in accordance with Section 409A.
14.Miscellaneous.
(a)The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records.
(b)Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him/her any taxes required to be withheld by federal, state or local law in connection with this Award.
(c)Any provision for distribution in settlement of Grantee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Grantee or any person to whom ownership right may have passed any right to, or claim against any specific assets of the Company, nor result in the creation of any trust or escrow account for Grantee or any person to whom ownership rights may have passed. Grantee (or any other person entitled to a distribution hereunder) shall be a general creditor of the Company.
(d)These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
(e)In addition to these Standard Terms and Conditions, the Award shall be subject to the terms of the Plan and the Term Sheet, which are incorporated into these Standard Terms and Conditions by this reference. In the event of a conflict between the terms and conditions of these Standard Terms and Conditions and the Plan, the Plan controls.
(f)Any question concerning the interpretation of these Standard Terms and Conditions, the Term Sheet or the Plan, any adjustments required to be made hereunder, and any controversy that may arise under these Standard Terms and Conditions, the Term Sheet or the Plan shall be determined by the Administrator in its sole and absolute discretion. All decisions by the Administrator shall be final and binding.
(g)To the extent not preempted by federal law, the validity, performance, construction and effect of this award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT A
PERFORMANCE TARGET SCHEDULE

Goal

[__________________________]

Payout Parameters

The Company must achieve at least 80% of the performance goal target for Grantee to receive any payout. 80% achievement of the performance goal target results in a threshold payout amount equal to 50% of target, and 140% achievement of the performance goal target results in a maximum payout equal to 200% of target. Each 1-percentage point variation in performance achievement results in a 2.5-percentage point variation in payout.